Exhibit 10.15

***Certain identified information has been omitted from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Registrant if publicly disclosed. Such omitted information is indicated by brackets (“[...***...]”) in this exhibit. ***

INVESTIGATOR SPONSORED RESEARCH AGREEMENT

Amgen Protocol No. 20119244

This Investigator Sponsored Research Agreement (“Agreement”), effective as of June 18, 2013 (the “Effective Date”), is entered into by and between The Board of Trustees of the Leland Stanford Junior University for Stanford University, having a location at 1705 El Camino Real, Palo Alto, CA 94306 (“Institution”), on behalf of […***…] (“Principal Investigator”) and Amgen Inc., a Delaware corporation with its principal office and place of business at One Amgen Center Drive, Thousand Oaks, California 91320 (hereinafter “Amgen”).

WHEREAS, Amgen is engaged in the business of the research, development and commercialization of human therapeutics;

WHEREAS, Institution is a non-profit research entity engaged in scientific research, including research involving human therapeutics;

WHEREAS, Institution will receive a Disease Team Therapy Development Award (“Award”) from the California Institute for Regenerative Medicine (“CIRM”) to conduct research in human therapeutics using the Study Drug (as defined in Schedule A);

WHEREAS, Amgen and Institution have entered into a preclinical collaboration agreement as of July 1, 2010 to allow Institution to use Study Drug for research purposes (“Research Agreement”); and

WHEREAS, Institution has conducted preclinical work with Study Drug that has resulted in promising data, such that Institution would like to conduct a clinical study with Study Drug;

WHEREAS, Institution has developed, designed, and desires to conduct an investigator-sponsored clinical study and requests Amgen’s support as described herein for Institution’s proposal; and

WHEREAS, the Institution’s study is of mutual scientific interest, and Amgen agrees to provide support as described herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, conditions and agreements contained herein, the parties agree as follows:

1.	SCOPE OF WORK

1.1 The study will be conducted under an Investigational New Drug Application (“IND”) filed with the United States Food and Drug Administration (“FDA”) by the Principal Investigator (“Study”). It will be the responsibility of the Principal Investigator to maintain the IND and comply with all reporting and other obligations associated with the IND.

1.2 Protocol. The protocol for the Study is identified as protocol number 20119244, and entitled, “A Monoclonal antibody that depletes endogenous blood stem cells and enables chemotherapy-free transplants in SCID patients,” as amended (“Protocol”). The Protocol will guide the performance of the Study.

1.3 The Principal Investigator shall carry out the Study in a professional, competent manner in accordance with the Protocol, the terms of this Agreement and any applicable Institution policies. The Institution shall use its best efforts to ensure that the Principal Investigator and Institution’s employees, contractors, agents, representatives, and sub-investigators (“Institution Representatives”) shall carry out the Study in accordance with the Protocol and the terms of this Agreement. Institution shall be solely responsible for all costs and expenses of the Study, unless expressly stated otherwise herein.

Contract #:[…***…]	Page 1

2.	PERFORMANCE PERIOD AND ENROLLMENT OF SUBJECTS

It is anticipated that the Study will commence upon the Effective Date, receipt of IRB approval of the Study, as applicable, any required approvals of applicable governmental authorities and Amgen’s approval of the Protocol, and will continue until completion of the Study as required by the Protocol (including any amendments thereto) unless otherwise terminated in accordance with the Termination section herein. The Study shall involve the enrollment of evaluable subjects who meet all of the Protocol eligibility requirements (“Subjects”).

3.	MONITORING THE STUDY AND STUDY REPORTS

3.1 The Principal Investigator will direct and monitor the Study in accordance with the terms herein. Amgen shall have the right to (a) monitor and audit the activities of the Principal Investigator in the conduct of the Study, and (b) monitor and audit the collection of data from the Study.

3.2 The Principal Investigator shall provide Amgen with an interim investigator report every […***…], including a summary of Subject accrual to date of reporting. A final draft of the manuscript resulting from the Study will serve as a final report; however, in the event a manuscript is not forthcoming, a final report will be submitted, including a summary of Study accrual, results of all data analyses, and final conclusions.

4.	CONFIDENTIAL INFORMATION

4.1 Confidential Information. In view of Amgen’s proprietary rights and interests, the Principal Investigator and Institution agree to maintain as confidential all information received from Amgen that has been marked or otherwise identified as confidential at the time of disclosure or by its nature is commonly known to be confidential (“Confidential Information”), and further agrees to limit access to any Confidential Information to only those persons who, under the Principal Investigator and/or Institution’s direct control, will be engaged in employing such information for the purposes of fulfilling the obligations under this Agreement. At no time shall such information be employed for any purpose other than as described herein or disclosed to any third party without the prior written consent of Amgen. The confidentiality obligations of this Section 4.1 will last for a period of […***…] after termination or expiration of this Agreement.

4.2 Exclusions. The obligations set forth herein shall not apply to any portion of Confidential Information which (i) is or later becomes generally available to the public by use, publication or the like, through no act or omission of the Principal Investigator or Institution; (ii) the Principal Investigator and/or Institution possessed prior to the latest execution date of this Agreement without being subject to an obligation to keep such Confidential Information confidential; (iii) is lawfully obtained without restriction from a third party who had the legal right to disclose the same to the Principal Investigator and/or Institution; or (iv) is independently developed by the Principal Investigator and/or Institution without the use or benefit of Confidential Information as evidenced by the Principal Investigator and/or Institution’s written records. In the event the Principal Investigator and/or Institution becomes legally compelled to disclose any Confidential Information, they shall immediately provide Amgen with notice thereof prior to any disclosure, shall use their best efforts to minimize the disclosure of any Confidential Information, and shall cooperate with Amgen should Amgen seek to obtain a protective order or other appropriate remedy.

4.3 Return of Amgen’s Confidential Information. The Principal Investigator and/or Institution must return to Amgen all of Amgen’s Confidential Information in tangible form, including without limitation all copies, translations, interpretations, derivative works and adaptations thereof, immediately upon request by Amgen. Notwithstanding the foregoing, if and to the extent required by Applicable Law, the Principal Investigator and Institution may retain one (1) copy of applicable Confidential Information for record keeping purposes only.

Contract #:[…***…]	Page 2

4.4 Medical Records. In the event Amgen shall come into contact with any Subject’s medical records, Amgen shall hold in confidence the identity of such Subject and shall comply with Applicable Law regarding the confidentiality of such Subject’s records.

4.5 Privacy authorization. Pursuant to and in accordance with the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), the Institution warrants and agrees that the Institution will obtain a valid HIPAA Privacy Rule authorization, as prescribed in 45 C.F.R. §164.508(b) from each individual participating in the Study permitting disclosures from the Institution and/or the Principal Investigator to Amgen and any and all other clinical trial service providers, of the individual’s “protected health information” (as defined in HIPAA) as required by and in accordance with the Study.

5.	PROPRIETARY RIGHTS

5.1 All information resulting from the Study conducted under this Agreement, including all data (including Subject-level data), results, conclusions, discoveries, inventions, know-how and the like, whether patentable or not (“Data”) shall be fully disclosed by Institution and/or Principal Investigator to Amgen and CIRM. Data may include de-identified clinical information.

5.2 Amgen shall have the unrestricted right to freely utilize all such Data in whatever manner it desires. All Data shall be the property of Institution. Institution hereby grants Amgen an exclusive option to take an exclusive, worldwide license under Data and other intellectual property rights of Institution as set forth in more detail in Schedule C, with the right to sublicense, to develop, make, have made, use, offer for sale, sell, import and otherwise exploit Study Drug (and derivatives and modifications thereof) (“Option”). Amgen’s right to exercise its Option will extend until three (3) months after Institution provides to Amgen such Data in the form of a final report as set forth in Section 3.2 at the completion of the Study. If Amgen does not exercise its Option or fails to provide written notice of election of its Option to Institution within three (3) months of receipt of the final report, Amgen will grant Stanford a license based on the terms as outlined in Schedule C. In the event Amgen exercises its Option, Stanford will grant Amgen a license based on the terms as outlined in Schedule C.

5.3 The use of the Study Drug for any purpose outside of the Study is prohibited by this Agreement. However, Amgen agrees that Institution may use Study Drug for any preclinical studies related to the Study in accordance with the terms of the Research Agreement or, with Amgen’s prior written consent, any preclinical or clinical studies related to the Award. While Amgen in no way condones the use of the Study Drug for any purpose outside of the Study, if such work is performed, all data, results, conclusions, observations, discoveries, inventions, ideas, know-how, procedures, advancements and the like, whether patentable or not, shall be treated in all respects as Data in accordance with this Agreement, provided, however, that such Data shall be the sole property of Amgen.

5.4 Neither Amgen nor the Institution transfers to the other by operation of this Agreement any patent right, copyright right, or other proprietary right of any party, except as described in this Agreement or the attached Schedule C.

6.	PUBLICATIONS

6.1 The Institution and/or Principal Investigator shall exercise best efforts to publish the results of the Study in a timely manner provided such publication is consistent with the terms set forth in this Agreement. The Institution and/or Principal Investigator shall register the Study on publicly accessible websites in accordance with the International Committee of Medical Journal Editors (“ICMJE”) guidelines such that ability to publish Study results is preserved. Prior to submission for publication of any manuscript, poster, presentation, abstract, or other written or oral material describing the results of the Study (including postings of any summaries or descriptions of results on publicly accessible websites), the Institution and/or the Principal Investigator shall provide Amgen […***…] to review a manuscript and […***…] to review any poster presentation, abstract, or other written or oral material derived from a Study. In addition, if Amgen requests in writing, the Institution and/or the Principal Investigator shall withhold any publication or presentation an additional […***…]. Amgen reserves the right to remove all Confidential Information from any publications. The Institution and/or the Principal Investigator shall reference Amgen’s support of the Study in any resulting abstract, poster, presentation, manuscript, study report, or other publication.

Contract #:[…***…]	Page 3

7.	SAFETY REPORTS

7.1 In connection with Parties’ obligation to comply with all applicable regulatory requirements regarding safety reporting, Institution shall comply with the requirements provided in the “Safety Schedule,” attached hereto as Schedule B and incorporated herein by reference, which Safety Schedule describes the safety data exchange procedures governing the coordination of collection, investigation, reporting, and exchange of information concerning adverse events with respect to Study Drug sufficient to permit each Party, its affiliates, permitted sublicensees, and licensees, to comply with Applicable Law, including, to the extent applicable, those obligations contained in FDA regulations. The Safety Schedule will be promptly updated if required by changes in Applicable Law or as is otherwise agreed upon by the Parties. Institution will send all required reports to both Amgen and CIRM.

8.	USE OF NAMES

8.1 The Institution and Amgen shall obtain prior written consent from the other before using the name, symbols or marks of the other in any form of publicity in connection with the Study. If the Institution or Amgen is legally required to make any disclosure that identifies the existence or terms of this Agreement, then either may do so without prior written consent from the other.

9.	CHANGES TO THE PROTOCOL

9.1 If generally accepted standards of Good Clinical Practice (“GCP”) relating to the safety of Subjects require a deviation from the Protocol, these standards shall be followed. Any party who becomes aware of the need for a deviation from the Protocol shall immediately inform the other parties to this Agreement of the facts causing the deviation as soon as the facts are known to the party. In addition, the Principal Investigator shall promptly inform the Institution’s institutional review board (“IRB”) of the deviation.

9.2 Institution and/or Principal Investigator may also, from time to time, make changes to the Protocol. Any such changes may not be implemented before approval by the Institution’s IRB and Amgen.

10.	MATERIALS

10.1 Amgen agrees to provide Study Drug, as defined in the Schedule A, attached hereto and incorporated herein, and any reagents that may be required during the course of the Study as specified in Schedule A. Access to any Materials shall be limited to only those persons who under the Principal Investigator’s direct control shall be using Materials for the Study. The term “Materials” shall include the Study Drug, reagents and materials derived from Subjects enrolled in the Study, including, but not limited to, blood, bone marrow, sera, and other biological materials. At no time shall any Materials be used for any purpose other than as described in the Protocol or transferred to any third party without Amgen’s prior written consent. Upon termination or completion of the Study, all unused Materials shall be destroyed by the Institution, provided, however, that Institution shall be permitted to retain blood, bone marrow, sera, and other biological materials as needed for record keeping purposes in accordance with Institution’s policies and practices. Upon destruction of such Materials, Institution shall provide Amgen with appropriate documentation evidencing such destruction. The Institution agrees that it will not seek payment or reimbursement from any Subject or third party for the cost of any Material(s) that is provided without charge by Amgen under this Agreement.

Contract #:[…***…]	Page 4

10.2 Institution understands that Amgen no longer manufactures Study Drug. At the request of Stanford, Amgen will provide, at Stanford’s expense, Amgen’s proprietary cell line for Study Drug and the necessary documentation related to the manufacture of Study Drug in Amgen’s records to enable a contract manufacturing organization of Amgen’s choice (“CMO”) to make new clinical grade batches of Study Drug for use in Study. The transfer of Amgen manufacturing information to such CMO is expected to cost approximately […***…] dollars ($[…***…]) in […***…] expenses of Amgen […***…]. Notwithstanding the above, Amgen has no obligation to provide any manufacturing information related to its commercial antibody production platform. Amgen will provide, at Stanford’s expense, support and assistance up to a maximum of […***…] (at an […***…] rate of $[…***…] per […***…]) during the transfer period of manufacturing information to the CMO, which transfer period shall not exceed […***…] from the date of Stanford’s initial request. Amgen will hire a consultant at Stanford’s expense to assemble and provide to Stanford the requisite chemistry manufacturing and controls (CMC) documentation associated with the current clinical lot of Study Drug and all pre-clinical and clinical data generated by Amgen, as mutually agreed by the parties, necessary to support a US IND filing by Institution.

10.3 Prior to initiation of the Study, Amgen will transfer to a mutually-agreed upon contract research organization Amgen’s proprietary AMG 191 human PK method at Stanford’s expense. Upon receipt of Amgen’s invoice, Institution will reimburse Amgen for an amount up to […***…] dollars ($[…***…]) for costs associated with such transfer. Institution will directly oversee and/or monitor any preclinical studies using the human PK method to be conducted in conjunction with the Study and is responsible for any and all costs associated therewith.

11.	CONFORMANCE WITH LAW AND ACCEPTED PRACTICE

11.1 The Institution and the Principal Investigator shall perform the Study in compliance with generally accepted standards of GCP as set forth in Title 21 of the U.S. Code of Federal Regulations (“C.F.R.”), the Protocol, instructions provided by Amgen and all applicable local, state and federal laws and regulations governing the performance of clinical investigations including but not limited to the Federal Food, Drug, and Cosmetic Act, regulations and guidances of the FDA; all applicable export control and economic sanctions regulations as well as the Foreign Corrupt Practices Act and other applicable anti-bribery laws (the “Applicable Law”). The Principal Investigator shall provide Amgen with sufficient accurate financial information to allow Amgen to submit complete and accurate certification or disclosure statements as required under 21 C.F.R. Part 54. The Principal Investigator shall also promptly update this information if any relevant changes occur during the course of the Study and for […***…] following the completion of the Study. The Institution and Principal Investigator shall comply with all recordkeeping requirements under 21 C.F.R. Part 312 and shall retain any records mutually agreed to by Amgen, the Institution and/or Principal Investigator resulting from the Study for the time required by applicable federal regulations, and to allow for inspection of all such records including the Subjects’ medical records. The subject informed consent form signed by the Subjects shall provide for access to the Subjects’ medical records by Amgen and by agencies such as the FDA. The Institution and the Principal Investigator shall ensure that the most up to date and relevant safety information regarding Study Drug is disclosed in the informed consent form. Amgen will provide the Institution and the Principal Investigator with such safety information, as updated from time to time.

11.2 The Institution and/or Principal Investigator shall register the Study on publicly accessible clinical trial databank(s), and maintain and update such registration, in compliance with Title VIII of the FDA Amendments Act of 2007 (codified at 42 U.S.C, 282(j)) and applicable regulations and guidelines.

11.3 Institution represents and warrants that neither Institution nor Principal Investigator, nor any Institution Representative contributing to or acting in connection with performance of Institution’s and/or Principal Investigator’s obligations hereunder is presently or has ever been (i) the subject of a debarment action or is debarred pursuant to Section 306 of the United States Federal Food, Drug, and Cosmetic Act of 1938, as amended, or other Applicable Law; (ii) the subject of a disqualification proceeding or is disqualified as a clinical investigator pursuant to Title 21 of the United States Code of Federal Regulations (“C.F.R.”) Section 312.70, or other Applicable Law; or (iii) the subject of an exclusion proceeding or excluded from participation in any federal health care program under 42 C.F.R. Part 1001 et seq., or other Applicable Law (as indicated by an appearance on the List of Excluded Individuals/Entities maintained by the Office of Inspector General of the Department of Health and Human Services, the Excluded Parties List System maintained by the U.S. General Services Administration, or other applicable exclusionary databases). Institution agrees not to employ or otherwise engage any individual or entity in connection with performance hereunder who has been debarred, disqualified, or excluded, as described above, and shall immediately notify Amgen upon Institution, Principal Investigator and/or Institution Representatives becoming aware of any inquiry concerning, or the commencement of any proceeding or disqualification that is the subject of this Section that involves Institution, Principal Investigator and/or Institution Representatives, or any inquiry concerning the same. Notice of or failure to provide any such notice under this Section shall constitute a breach hereunder for which Amgen may terminate this Agreement immediately for default notwithstanding any right of Institution to cure.

Contract #:[…***…]	Page 5

11.4 If any governmental or regulatory authority conducts or gives notice to Institution of its intent to conduct an inspection at Institution’s facilities or take any other regulatory action with respect to the Study including without limitation meetings with, or notifications by governmental authorities regarding the Institution’s and/or Principal Investigator’s obligations hereunder, Institution and/or Principal Investigator will promptly give Amgen notice thereof, including all information pertinent thereto. Amgen acknowledges that Amgen may not direct the manner in which Institution fulfills its obligations to permit inspection by governmental entities. It shall not be a breach of this Agreement for Institution to comply with the demands and requests of any governmental entity in accordance with Institution’s judgment or to fail to inform and consult with Amgen before complying with any such demand or request.

11.5 Neither Principal Investigator nor Institution shall bill third party payers for Study Drug. Principal Investigator and Institution agree and warrant that neither shall seek reimbursement from any Subject or third party payor (including any “federal health care program” as defined at 42 U.S.C. § 1320a-7b(f)) for Study Drug or for any items or services that are provided without charge by Amgen for Study purposes. Principal Investigator and Institution shall comply with Applicable Law, regulations and payor guidance pertinent to the coverage of and reimbursement for items and services furnished in the context of a clinical trial.

12.	INDEMNIFICATION AND SUBJECT INJURY

12.1 Amgen agrees to Indemnify and hold harmless the Principal Investigator, Institution, and any of their agents or employees (“Indemnitees”) from and against any and all liability, damages, losses, costs, expenses, judgments, and attorney fees arising out of Amgen’s failure to manufacture the Study Drug in accordance with FDA specifications. This indemnity is conditioned upon an Indemnitee’s notifying Amgen of any claim falling within this indemnity within […***…] after the Indemnitee receives notice of such claim.

12.2 Notwithstanding anything to the contrary contained herein, Amgen shall not have any obligation to defend, indemnify or hold Indemnitees harmless from claims, suits or damages arising as a result of the negligent acts or omissions of Indemnitees.

12.3 AMGEN MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS OF THE STUDY DRUG FOR USE IN ACCORDANCE WITH THE PROTOCOL.

12.4 Institution and Principal Investigator shall defend, indemnify and hold harmless Amgen and any agents and employees of Amgen from any and all liabilities, claims, actions or suits:

(i)	For personal injury or death directly arising out of the improper or negligent administration or use of the Study Drug during the course of any Study by Institution, Principal Investigator and any of their employees, agents, representatives, subcontractors and licensees; or

(ii)	Arising out of or in connection with the negligent performance of any other services or obligations under the terms of this Agreement, breach of any covenant contained herein, or failure to comply with the terms of the Protocol by Institution, Principal Investigator and any of their employees, agents, representatives, subcontractors and licensees.

12.5 If an injury occurs as a result of the Study, emergency treatment which is available to the general public will be available to Subjects. However, no compensation is available from Amgen other than as provided by law. Neither Principal Investigator nor Institution is authorized to offer compensation on behalf of Amgen, or to bind Amgen to any indemnity obligations in favor of any Subjects.

Contract #:[…***…]	Page 6

13.	OBLIGATION OF INSTITUTION WHEN TERTIARY SITES ARE INVOLVED

13.1 In the event that Institution utilizes any tertiary site (“Tertiary Site”) for the performance of the Study, Institution agrees that:

(i)	Prior to utilizing such Tertiary Site, Institution shall enter into a written agreement with such Tertiary Site (“Tertiary Site Contract”), the terms of which shall not be inconsistent with the terms of this Agreement;

(ii)	The obligations of such Tertiary Site under the Tertiary Site Contract shall be no less restrictive than the obligations of Institution under this Agreement;

(iii)	The Institution and such Tertiary Site shall expressly agree in the Tertiary Site Contract that Amgen shall be a third party beneficiary to the Tertiary Site Contract, entitled to enforce the obligations of such Tertiary Site thereunder;

(iv)	Amgen shall not be a party to the Tertiary Site Contract and the Tertiary Site Contract shall not be binding on Amgen in any manner whatsoever;

(v)	The Tertiary Site Contract shall not affect the rights and obligations of the parties under this Agreement;

(vi)	Each of the obligations of Institution and Principal Investigator under this Agreement shall apply in respect of such Tertiary Site and the portion of the Study conducted by such Tertiary Site and Institution shall be fully responsible and liable under this Agreement for such Tertiary Site’s compliance with each such obligation;

(vii)	Institution shall be responsible and liable under this Agreement for any act or omission of Tertiary Site, to the same extent as if any such act or omission was an act or omission, as the case may be, of Institution; and

(viii)	In the event that any act or omission of such Tertiary Site would, if committed by Institution, result in a breach of any provision of this Agreement or form a basis for the termination of this Agreement (after the giving of notice and/or passage of any grace period), Institution shall provide written notice of such breach or termination event to Amgen.

14.	TERMINATION

14.1 This Agreement may be terminated:

(i)	by either the Institution or Amgen upon written notice to the other party of a material breach of this Agreement, which termination will become effective sixty (60) days after such written notice from the non-breaching party, unless during the 60 day period the breaching party has cured the breach to the reasonable satisfaction of the non-breaching party; or

(ii)	upon the occurrence of an event qualifying as a termination event as described in the Protocol.

14.2 Upon expiration or termination, Institution shall, in accordance with Amgen’s instructions, (i) preserve any data relating to the Study terminated; (ii) turn over such data; (iii) furnish Amgen an acceptable investigator’s report for the Study; and (iv) provide to Amgen appropriate documentation evidencing the destruction of any unused Materials. Upon termination, among other obligations of Amgen that cease, Amgen shall not be obligated to continue to supply to Institution any materials that may have been provided during the Study including without limitation Study Drug.

Contract #:[…***…]	Page 7

14.3 Termination of this Agreement by either party shall not affect the rights and obligations of the parties accrued prior to the effective date of the termination. The rights and duties under Confidential Information, Proprietary Rights, Publication, Use of Names, Materials, Monitoring, Indemnification and Subject Injury, Termination, Applicable Law, Contractual Relationships and any other provisions that contemplate performance or obligation subsequent to termination or expiration of this Agreement shall survive the termination or expiration of this Agreement.

15.	AMENDMENTS

15.1 Except as otherwise provided, the terms of this Agreement may be amended only by the mutual written consent of the parties.

16.	ENTIRE AGREEMENT

16.1 This Agreement and any amendments thereto, shall constitute the entire agreement between the parties hereto and set forth the entire terms and conditions under which this Agreement will be performed. There are no other agreements, oral or written, between the parties with respect to the subject matter of this Agreement, and all oral and written correspondence relating to the subject matter hereof is superseded by this Agreement. In the event of any inconsistency between this Agreement and the Protocol, the terms of this Agreement shall govern. This Agreement and any amendments may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute one and the same document, binding on all parties notwithstanding that each of the parties may have signed different counterparts. Facsimiles or scanned copies of signatures or electronic images of signatures shall be considered original signatures unless prohibited by applicable law.

17.	SEVERABILITY

17.1 In the event any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any provision is held illegal, invalid, or unenforceable, in whole or in part, by a competent authority, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law. The legality, validity, and enforceability of the remaining provisions shall not be affected thereby, and shall remain in full force and effect.

18.	ASSIGNMENT

18.1 Amgen has specifically contracted with the Principal Investigator and Institution because of their unique experience, expertise, and qualifications; and, therefore, the Principal Investigator and Institution may not assign or delegate their obligations under this Agreement either, in whole or in part, without the prior written consent of Amgen. Amgen may assign this Agreement at time without the prior consent of the Principal Investigator or Institution. This Agreement shall be binding on the parties and their respective successors and permitted assigns.

19.	WAIVER

19.1 No action or inaction by either party shall be construed as a waiver of party’s rights under this Agreement or as provided by applicable law. No term of this Agreement may be waived except by an express agreement in writing signed by waiving party. The failure or delay of a party in enforcing any of its rights under this Agreement shall not be deemed a continuing waiver of such right. The waiver of one breach hereunder shall not constitute the waiver of any other or subsequent breach.

20.	APPLICABLE LAW

20.1 This Agreement shall be governed by California excluding conflict of law rules.

Contract #:[…***…]	Page 8

21.	CONTRACTUAL RELATIONSHIP

21.1 The Principal Investigator and Institution are engaged in an independent business and not as an agent, employee, partner, or joint employer of Amgen. If applicable, the Principal Investigator and Institution represent and warrant that they are employers subject to, and shall comply with, all applicable law. The Principal Investigator and Institution shall be responsible for the Principal Investigator and Institution Representatives’ acts, errors, omissions, and conduct. The Principal Investigator and Institution acknowledges and agrees that Amgen shall have no responsibility or liability for treating the Principal Investigator and Institution as employees of Amgen for any purpose. The Principal Investigator and Institution shall not be eligible for coverage or to receive any benefit under any Amgen provided workers’ compensation, employee plans or programs or employee compensation, bonus, incentives, retirement or other arrangement.

22.	THIRD PARTY BENEFICIARIES

22.1 Except as expressly provided for in this Agreement, (i) this Agreement is entered into solely between, and may be enforced only by, Amgen, and Institution; and (ii) this Agreement shall not be deemed to create any rights in third parties or to create any obligations of a party to any such third parties.

23.	NOTICE

23.1 Except as may otherwise be specified in the attached Safety Schedule, any notice required or permitted hereunder shall be in writing and shall be deemed given as of the date it is (i) delivered by hand; or (ii) received by registered or certified mail, postage prepaid, return receipt requested; or (iii) confirmed as received if by facsimile; or (iv) received by nationally recognized, overnight courier, and addressed to the party to receive such notice at the address set forth below, or such other address as is subsequently specified in writing:

If to Amgen:	If to Institution:

Clinical Contracting Group	Industrial Contracts Office
Amgen Inc.	1705 El Camino Real
One Amgen Center Drive	Palo Alto, CA 94306
Mailstop 28-1-A	Fax Number: […***…]
Thousand Oaks, CA 91320-1799
Fax Number: […***…]

With Copy To:	If to Principal Investigator:

Vice President	[…***…]
External R&D	[…***…]
Amgen Inc.	Division of Blood and Marrow Transplantation
One Amgen Center Drive	[…***…]
Thousand Oaks, CA 91320-1799	Stanford University Medical Center
Fax Number: […***…]	Stanford, CA 94305
Fax Number: […***…]

Contract #:[…***…]	Page 9

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement.

AMGEN INC.		THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY

/s/ Sean Harper		/s/ Stefani Shek
By:	Sean E. Harper, M.D.	By:	Stefani Shek
	Executive Vice President, Research and Development	Title:	Senior Contracts Officer, Industrial Contracts Office

/s/ Jonathan Peacock
By:	Jonathan M. Peacock	[…***…]
	Executive Vice President and	as Principal Investigator
Chief Financial Officer
[…***…]
(signature)

Contract #:[…***…]	Page 10

SCHEDULE A
STUDY DRUG

AMG 191

Contract #:[…***…]	Schedule A	Page 1

SCHEDULE B
SAFETY REPORTING REQUIREMENTS

1.	DEFINITIONS

Defined terms used, but not defined, herein shall have the respective meanings ascribed to them in the Agreement. In addition, the following terms shall have the meanings ascribed to them in this Section 1. Where applicable, certain of the following definitions have been drafted according to the International Conference on Harmonization (ICH) of Technical Requirements for Registration of Pharmaceuticals for Human Use and Title 21 of the United States Code of Federal Regulations (CFR).

1.1.	“ADVERSE DRUG REACTION” OR “ADR”

“All noxious and unintended responses to a medicinal product related to any dose.”

The phrase “responses to a medicinal product” indicates that a causal relationship between a medicinal product and an Adverse Event is at least a reasonable possibility, (i.e., the relationship cannot be ruled out).

1.2.	“ADVERSE EVENT”OR “AE” (According to the Protocol)

The appearance or worsening of any undesirable sign, symptom, or medical condition occurring after starting the Study Drug even if the event is not considered to be related to the Study Drug.

1.3.	CAUSALITY DEFINITIONS

For purposes of safety data exchange and regulatory reporting, the following causality definitions shall apply:

Study Drug-Related AE: An AE shall be considered “Study Drug related” for studies if the investigator or its designee assesses that there is a reasonable causal relationship, based on facts and evidence, between the Study Drug and the AE. In assessing causality, the investigator or sponsor should indicate whether the AE is related to the Study Drug. Whenever the investigator’s assessment is unknown or unclear, the AE(s) shall be treated as Study Drug-related for the purposes of reporting to the other Party. An AE shall be considered “not Study Drug-related” for studies if the investigator assesses that there is no reasonable possibility of a causal relationship, based on facts and evidence, between the Study Drug and the AE.

Protocol-Related AE: AEs from the Study that are not Study Drug-related might nevertheless be considered by the investigator to be “protocol-related.” For example, a protocol-related AE may be an experience occurring in a washout period or related to a procedure required by the protocol. For purposes of data exchange, these shall be handled in the same manner as Study Drug-related experiences and reported to applicable regulatory authorities as required.

1.4.	“DEVELOPMENT CORE SAFETY INFORMATION” OR “DCSI”

A document, required in a clinical trial of an investigational new drug, which contains the core safety information that should appear on the drug’s labeling.

Contract #:[…***…]	Schedule B	Page 1

1.5.	“INDIVIDUAL CASE SAFETY REPORT” OR “ICSR”

A document that provides the most complete information related to an individual case at a certain point of time. An ISCR may also be referred to as an individual safety report or SAE Report. For purposes of this Schedule, an ICSR shall be defined to include Pregnancy Exposure Reports and Follow-up Reports (as those phrases are defined below). Unless otherwise specified in this Schedule, each ICSR shall contain, at a minimum, the following information:

●	Event reference number;

●	Protocol name and number;

●	Investigator contact;

●	Specific patient identifiers (e.g., initials, patient number, date of birth or age, or gender);

●	The name of the suspect Amgen Study Drug;

●	The date(s) and dosage(s) of exposure;

●	Event;

●	Date(s) of event;

●	Country of event;

●	“Serious” rationale;

●	Relationship/causality of Amgen Study Drug;

●	Hospitalization history for the event;

●	Event status/outcome;

●	Relevant history (including diagnostics, laboratory values, radiographs, concomitant medications, and event treatment); and

●	Narrative summary.

1.6.	“INTERVENTIONAL/INVESTIGATIONAL TRIAL”

An investigation in human subjects intended to discover or verify the clinical, pharmacological and/or other pharmacodynamic effects of one or more test articles, and/or to identify any AEs to one or more test articles(s), and/or to study absorption, distribution, metabolism and elimination of one or more test article(s) with the objective of ascertaining its (their) safety and/or efficacy. This includes clinical trials carried out in either one site or multiple sites, whether in one country or more than one country.

Contract #:[…***…]	Schedule B	Page 2

1.7.	“INVESTIGATOR BROCHURE” OR “IB”

A document, required in a clinical trial of an investigational new drug, which contains both clinical and non-clinical data pertaining to the drug. The document must contain, among other things: (i) a description of the drug substance and formulation, (ii) a summary of the pharmacological and toxicological effects, (iii) a summary of information relating to its safety and efficacy in humans, and (iv) a description of possible risks and adverse reactions to be anticipated, and the precautions or special monitoring that the investigator should take.

1.8.	“FINAL CLINICAL STUDY REPORT”

A document prepared by the clinical trial sponsor that is submitted to Regulatory Authorities at the conclusion of a clinical trial. The document summarizes the safety and efficacy findings for the Study Drug as determined by the subject clinical study.

1.9.	“EXPECTED”

The nature and severity of an event, associated with the use of a medicinal product, which is consistent with the applicable Study Drug information (e.g., Investigator’s Brochure or Development Core Safety Information for an unapproved investigational Study Drug).

1.10.	“NON-SERIOUS AE”

An untoward medical occurrence that does not meet any of the “serious” criteria described in Section 1.11 below.

1.11.	“SERIOUS ADVERSE EVENT” OR “SAE” / “SERIOUS ADR”

Any untoward medical occurrence that, at any dose:

●	Results in death;

●	Is life-threatening (provided, however, that the term ‘life-threatening’ refers to an event in which the subject was at risk of death at the time of the event; it does not refer to an event that hypothetically might have caused death, if it was more severe);

●	Requires inpatient hospitalization or the prolongation of existing hospitalization, unless the hospitalization is for routine treatment or monitoring of the studied indication;

●	Results in persistent or significant disability or incapacity (i.e., a substantial disruption of a person’s ability to conduct normal life functions; it does not refer to experiences of relatively minor medical significance such as uncomplicated headache, nausea, vomiting, diarrhea, influenza, and accidental trauma (e.g. sprained ankle) which may interfere with or prevent everyday life functions, but that do not constitute a substantial disruption);

●	Is a congenital anomaly or birth defect; or

●	Is a medically significant event (i.e., an event that may not be immediately life-threatening or result in death or hospitalization but may jeopardize the subject or may require medical or surgical intervention to prevent one of the other outcomes listed in the above definition. Examples of such events are invasive or malignant cancers, intensive treatment in an emergency room or at home for allergic bronchospasm, blood dyscrasias or convulsions in a person who has never before had seizure activity, but that do not result in hospitalization, or the development of drug dependency or drug abuse).

Contract #:[…***…]	Schedule B	Page 3

1.12.	“STANDARD OPERATING PROCEDURE” OR “SOP”

Detailed, written instructions to achieve uniformity of the performance of a specific function.

1.13.	“SUSPECTED UNEXPECTED SERIOUS ADVERSE REACTION” OR “SUSAR”

A Serious ADR that is Unexpected. For regulatory reporting purposes, an event of “Death, Cause Unknown” from the Study shall be processed as a SUSAR.

1.14	“UNEXPECTED”

The nature and severity of an event associated with a medicinal product, which is not consistent with the applicable Study Drug information (e.g., IB or DCSI) for an unapproved investigational product administered under the Protocol. An event that is more specific or more severe than the appropriate term in the reference document shall be regarded as ‘unexpected’.

2.	SAFETY DATABASE

Amgen will maintain the global safety database for the Study Drug. The Parties shall maintain their respective safety data in validated computer systems that comply with Applicable Law and shall code SAEs according to the MedDRA terminology. The Parties will endeavor to use the same version of MedDRA.

3.	AE DATA COLLECTION AND PROCESSING

3.1.	Collection of Adverse Event Reports

Institution shall be responsible for collecting all SAEs and Pregnancy Exposure Reports arising out of the Study and it will exercise commercially reasonable due diligence to obtain follow-up information on incomplete SAE or Pregnancy Exposure Reports; provided, however, that in the event that Amgen requires clarification or further information on individual SAE or Pregnancy Exposure Reports originating from the Study, Amgen will not contact the Study’s investigator directly, but will route all such inquiries through Institution for forwarding to that investigator.

3.2.	Processing and Evaluation of Event Reports

Institution shall process and classify all SAEs and Pregnancy Exposure Reports for the Study according to the Study Protocol and Institution’s applicable SOPs; provided, however, that to the extent the SOPs conflict with the Protocol in this regard, the terms of the Protocol shall control such processing and classification.

If there is any doubt whether information constitutes an SAE, Institution shall treat the information as an SAE and shall forward it to Amgen according to the timeframes provided in this Schedule. Additionally, the seriousness status of the event shall be assessed according to the definitions found in this Schedule.

3.3.	Follow-Up Reports

Additional information should be sought on initial and/or follow-up SAE reports and Pregnancy Exposure Reports with incomplete information. The information obtained from the report source should be sufficient to provide a true and comprehensive description and medical confirmation of the SAE or pregnancy as it is understood at the time of follow-up. If available, follow-up information should include a summary of the relevant critical data found in medical records (e.g., discharge summaries, lot numbers, relevant laboratory and scan data, and autopsy reports as applicable).

Contract #:[…***…]	Schedule B	Page 4

Institution shall be responsible for obtaining follow-up information for the SAEs occurring in this Study (including attempts to obtain medical confirmation), and shall demonstrate diligence in attempting to obtain such information by, among other things, maintaining written records of such attempts.

Institution shall forward all follow-up information to Amgen within the same timeframes that it is required to provide initial reports, pursuant to Section 4 of this Schedule. The notification of subsequent follow-up information on the same case should reflect the same Sponsor’s unique case number.

4.	AE DATA PROVISION

Institution shall provide Amgen with all SAEs and Pregnancy Exposure Reports generated from the Study. To avoid misinterpretation, all SAE and Pregnancy Exposure Reports provided by Institution must clearly indicate the reported SAE terms, seriousness criterion, reported assessment of causality and Sponsor assessment of causality (if different). All SAEs will also have a causality statement as defined by Institution’s SOPs.

Institution shall use CIOMS or MedWatch (or equivalent) forms to communicate ICSRs to Amgen. All ICSRs and related information (source documents or electronic file, Medwatch or CIOMS forms) shall have a Sponsor’s unique case number allocated to it and it shall be clearly marked as an initial or follow-up report when forwarded to Amgen. In addition, Institution’s initial received date, the Amgen internal study reference number, and the name of the Study Drug shall be clearly identified on the reports Amgen shall supply Institution with an appropriate “cover sheet” that is to accompany all ICSRs transmitted to Amgen by e-mail or facsimile.

ICSRs will be transmitted by Institution either via E2B or by fax/email by following the procedure described in Sections 4.1 through 4.3 below. Notwithstanding the foregoing, if Institution is not submitting the foregoing reports via E2B, it shall submit them by facsimile unless Institution has established a secured transmission method (such as a virtual private network) that enables it to transmit such e-mail communications to Amgen in a secured environment.

Amgen shall have the right to periodically reconcile safety data exchanges, and Sponsor will support such reconciliation in good faith.

4.1.	SUSARs

When Institution receives a SUSAR judged to be reasonably related to the Study Drug or Study Protocol (as defined in Section 1.3 above), it shall transmit the final CIOMS report of that event to Amgen within […***…] of […***…].

4.2.	Other Events

4.2.1.	Every […***…], Institution shall provide Amgen with line-listings, in a CIOMS II format, or ICSRs as a CIOMS or MedWatch form (or equivalent), of all new and follow-up SAEs from the Study during the preceding […***…] period. Sponsor shall specify seriousness and causality assessments. For the avoidance of doubt, the reporting periods under this Section 4.2.1 shall commence as of the date the first subject enrolls in the Study.

Contract #:[…***…]	Schedule B	Page 5

4.2.2.	Pregnancy Exposure Reports

Institution shall inform Amgen of any pregnancy occurring and/or existing during exposure to the Study Drug and potential infant exposure within […***…] from its initial received date. Amgen may request the patient’s physician’s contact information in order to follow-up the pregnancy until birth outcome. Institution also understands and acknowledges that there could be Study Drug-related SAEs (experienced by the mother, the child, or both) associated with pregnancies and pregnancy outcomes occurring during exposure to the Study Drug. In such instances, Institution also shall prepare, and transmit to Amgen, SADR Reports for those related SAEs.

The SAE Reports for all SAEs associated with pregnancy exposures Spontaneously Reported or occurring during clinical trials shall be provided by Institution to Amgen within the same time frames that it is required to provide SAEs pursuant to Section 4 of this Schedule. Additionally, Institution shall use the same study-specific SAE reporting form that it uses to report all other SAEs to Amgen under this Schedule.

4.2.3.	Institution shall provide Amgen with all reasonably requested information (within the timeframe requested by Amgen) to enable Amgen to evaluate and submit complete single case and aggregate safety reports to Regulatory Agencies according to regulatory reporting requirements, and otherwise comply with Applicable Law.

4.3.	Electronic Data Exchange (ICH E2B)

When technically and operationally feasible, electronic data exchange using the ICH E2B Guidance and using MI/M2 Standards shall be implemented by Institution as soon as it is able to transmit and receive safety data by that means. Until such time, the Parties shall exchange between themselves all defined safety data, by facsimile or electronic mail. Notwithstanding anything else in this Schedule to the contrary, as soon as it becomes apparent to either Party that an average of more than […***…] SAEs will be generated from the Study each […***…], Institution immediately shall take all necessary steps to ensure that it can begin transmitting and receiving safety data via ICH E2B Guidance at the earliest opportunity, if it is not already doing so at that time.

5.	REGULATORY REPORTING AND INVESTIGATOR NOTIFICATION

Institution, as the Study sponsor, shall be solely responsible for submitting all required SAE reports from the Study to Regulatory Authorities, to which Institution has regulatory reporting responsibilities for the Study, according to Applicable Law. Additionally, Institution is responsible for notifying its investigators, ethics committees, investigational review boards, and health authorities of all expedited safety submissions for the Study according to local regulations.

If Institution enters into a contract with a third party to conduct a clinical trial, Institution shall cause that third party to report all SAEs received by the third party to the appropriate Regulatory Authorities and to Amgen, pursuant to Applicable Law and the terms of this Schedule.

6.	PHARMACOVIGILANCE

6.1.	Regulatory Authority Safety Queries

Institution shall inform Amgen’s regulatory representative of any and all Regulatory Authority safety queries that involve the Study Drug and require a written response (hereinafter, “Regulatory Safety Queries”), within […***…] of receiving such queries.

Contract #:[…***…]	Schedule B	Page 6

The Party receiving a Regulatory Safety Query shall be responsible for responding to it (hereinafter, the “Responding Party”). Notwithstanding that, each Party shall provide reasonable assistance and any safety data in its possession to the Responding Party as requested to do so. Institution shall provide a copy of its draft response to Amgen for review and comment. Comments to that draft response shall be provided as soon as reasonable given the context of the response deadline imposed by the Regulatory Authority or requestor or, if not explicitly stated, the expectations for response deadline interpreted by […***…].

6.2.	Safety Signal Detection and Management

If either Party detects a safety signal that impacts the established safety profile of the Study Drug and that imposes new critical risks, that Party shall notify the other Party within […***…] of detecting such a signal.

Each Party will provide the other Party with commercially reasonable assistance deemed necessary to evaluate such signals. The Parties also agree to confer in good faith in determining the appropriate response to any and all safety signals.

6.3.	Specific Safety Measures

The Parties shall advise each other, within […***…], of any actions relating to safety of the Study Drug taken either by the Party or by a designated Regulatory Authority for their respective studies (such as, for example, a restriction on distribution or clinical holds). If specific safety actions are needed, each Party shall advise and coordinate the implementation of such actions.

6.4.	Exchange of Risk-Benefit Assessment

Institution shall be solely responsible for assessing the risk-benefit of cases originating from the Study. Notwithstanding the foregoing, when either Party becomes aware of a critical change in the risk-benefit assessment of the Study Drug, the Party making such assessment shall send all information, related to the change in the risk-benefit assessment, to the other Party as soon as reasonably possible, but in no event later than […***…] after making that assessment.

7.	PREPARATION AND SUBMISSION OF AGGREGATE REPORTS

7.1.	Periodic Reports

Institution shall prepare any and all periodic safety reports required for the Study by then Applicable Law, including but not necessarily limited to, EEA Investigator periodic Safety Update Reports, Annual Safety Reports, and US IND Annual Reports. Additionally, Institution shall submit all such reports to clinical trial investigators, Regulatory Authorities, and ethics committees (hereinafter, “Required Recipients”) as is required by Applicable Law. Institution will provide Amgen with a final submission copy of each such report upon […***…]. In the event that Institution is not required by Applicable Law to submit a periodic report for the Study in a given […***…], Institution nonetheless shall prepare, and submit to Amgen by the end of that […***…], an […***…] safety update for the Study that would contain all of the information customarily contained in a periodic report, including but not limited to all SAEs, events of interest, and other such safety information.

Upon request, Institution shall provide Amgen with any and all information in its possession that Amgen deems to be reasonably necessary for Amgen’s preparation of a periodic report concerning the Study Drug in compliance with its own regulatory reporting obligations.

Amgen, in turn, will supply Institution with a copy of each […***…] Safety Update Report concerning the Study Drug as soon as possible after completion but in no event later than […***…].

7.2.	Final Clinical Study Report

Institution shall provide Amgen with a final submission copy of the Final Clinical Study Report for the Study immediately upon […***…]. The report shall include, among other things, all AEs generated by the Study, irrespective of whether the AEs are serious or non-serious, and without regard to their causal relationship either to the Study Protocol or the Study Drug.

Contract #:[…***…]	Schedule B	Page 7

8.	UNBLINDING [If a Blinded Study]

Institution shall be solely responsible for determining whether to open (break) the code for any specific Study participant. The Principal Investigator may also unblind an individual Subject if this is considered necessary to materially alter the management of an AE. When the Study has ended and unblinding has occurred, Institution shall provide Amgen with all follow-up information on the Study Drug for all SUSARs within […***…] of Institution’s receipt of such unblinding information.

9.	STUDY DRUG LABELING REVISIONS

Amgen will be responsible for maintaining and updating the Investigator’s Brochure and DCSI applicable to the Study Drug. Institution shall provide Amgen with any and all safety information from the Study that Amgen deems necessary for maintaining and updating those documents. Amgen will provide Institution with updated versions of each document no later than […***…] after such an update is completed.

10.	MISCELLANEOUS

10.1.	Contacts

All transfer of safety information to Amgen will be made through the designated contact fax or address listed below, which may be updated from time to time as required and as becomes necessary.

10.2.	Audits

Amgen may audit Institution’s compliance with this Schedule (which includes the right to review Institution’s applicable SOPs) upon reasonable advance written notice, but in any event not less than […***…] written notice. The Parties agree to cooperate in a reasonable manner and in good faith with one another regarding such audits. The Parties shall agree in good faith on a date for the audit at least […***…] prior to the audit. If the Parties are unable to agree upon a date for the audit, then Amgen may unilaterally schedule a date for the audit to occur, provided that Amgen provides at least […***…] advance notice of such date in a writing that specifically references this Section 10.2 of this Schedule. Audits shall be conducted no more than […***…] per […***…] unless otherwise expressly agreed in writing by the Parties. Audits shall be conducted during the normal business hours of the Party to be audited. There shall be no fee associated with or assessed by one Party to the other Party in conjunction with the audit(s). Each Party shall bear its own costs associated with the audit(s).

10.3.	Amendments

The Parties agree to review this Schedule at least […***…] to ensure compliance with new or amended Applicable Law, or to address any other circumstances that may necessitate such review; provided, however, that no subsequent alteration, amendment, change or addition to this Schedule shall be binding upon the Parties hereto unless it is in writing, is signed by the Parties’ respective authorized personnel, and it specifically references this Section 10.3 of this Schedule.

10.4.	Conflicts

The Parties agree that to the extent there are any conflicts between the Agreement, Protocol, and this Schedule with respect to the responsibilities concerning the procedures and timeframes for compliance with the Applicable Law governing expedited regulatory reporting, safety data exchange, and pharmacovigilance related to the Study, this Schedule shall control.

10.5.	Reporting and Contact Addresses

For the purposes of this Schedule B, Amgen’s reporting addresses and contact information are as follows:

Fax:	[…***…]

Mail (must be sent by internationally-recognized overnight courier):

Amgen Global Safety Amgen Inc. One Amgen Center Drive Thousand Oaks, CA 91320

E-mail:	[…***…]

Contract #:[…***…]	Schedule B	Page 8